EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 21, 2002 relating to the financial statements and financial statement schedule of NPTest, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Combined Financial Data” in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 21, 2002